GEHL                                                        [graphic omitted]

                                  Gehl Company                Tel:  262/334-9461
                                  143 Water Street            Fax:  262/334-6603
                                  P.O. Box 179               http://www.gehl.com
                                  West Bend, WI  53095-0179
                                  USA

Contact:
Michael J. Mulcahy
Vice President, Secretary and General Counsel
262/334-9461
                                                           News Release

FOR IMMEDIATE RELEASE


               SHAREHOLDER DISMISSES LAWSUIT AGAINST GEHL COMPANY
                           AND ITS BOARD OF DIRECTORS


WEST BEND, WI, May 14, 2001 - Gehl Company (Nasdaq: GEHL) today announced that a shareholder lawsuit against the Company and its Board of Directors resulting from the Board's response to a December 2000 highly conditional purported offer to acquire the Company has been voluntarily dismissed without prejudice by the plaintiff. The lawsuit had been filed in a Washington County, Wisconsin court by Jim Speckbrock on behalf of himself and purportedly on behalf of all others similarly situated.

"We are pleased that the plaintiff has voluntarily elected to withdraw this lawsuit," said William D. Gehl, Chairman, President and CEO. "We can now focus our attention exclusively on operating the business and completing a thorough review of strategic alternatives to maximize value for all shareholders."



About Gehl Company
Gehl Company is a leading manufacturer of equipment used worldwide in construction and agricultural markets. Founded in 1859, Gehl is headquartered in West Bend, WI, with manufacturing facilities in West Bend, WI; Lebanon, PA; Madison and Yankton, SD; and Owatonna, MN. The Company markets its products under the Gehl(R) and Mustang(R) brand names. Mustang product information is available at www.mustangmfg.com. Gehl Company information is available at www.gehl.com.


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